UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2016

VIATAR CTC SOLUTIONS INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-199619 (Commission File Number)	26-1581305 (IRS Employer Identification No.)

116 John Street, Suite 10, Lowell, Massachusetts (Address of principal executive offices)	01852 (Zip Code)

Registrant’s telephone number, including area code: (617) 299-6590

Copies to:

Darrin Ocasio, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ð	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
€	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

€	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
€	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

On February 29, 2016, Viatar CTC Solutions Inc. (the “Company”) entered into a series of agreements with accredited investors pursuant to which the Company sold an aggregate of 1,679,696 shares of Series B Preferred Stock for an aggregate purchase price of $4,199,240 (including shares of a private company valued at $3,699,240 and cash of $500,000). The investors are existing shareholders of the Company. The agreements closed on March 1, 2016.

Pursuant to the agreements, the Company granted to the investors certain demand and piggyback registration rights with respect to the shares of common stock issuable upon conversion of the Series B Preferred Stock.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving  public offering.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 24, 2016, the Company filed a Certificate of Designation of Series B Preferred Stock with the Secretary of State of Delaware. Pursuant to the Certificate of Designation, 5,000,000 shares of the Company’s preferred stock were designated Series B Preferred Stock. The shares of Series B Preferred Stock:

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have a stated value of $2.50 and a conversion price of $2.50, subject to certain adjustments;

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are convertible into such number of shares of common stock as determined by dividing the number of shares of Series B Preferred Stock being converted, multiplied by the stated value, divided by the conversion price then in effect;

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are entitled to one vote for each share of Series B Preferred Stock on any matter submitted to  holders of common stock;

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are entitled to dividends at the annual rate of 9.5% (which will increase to 12% in the event that by March 31, 2018, the Company does not obtain CE Mark approval of its Therapeutic Oncopheresis System and generate at least $600,000 of gross profit in two fiscal quarters, subject to certain conditions), payable quarterly in shares of Series B Preferred Stock;

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upon any liquidation, will be entitled to receive, prior to any payments in respect of the Company’s common stock, an amount equal to the stated value plus any accrued but unpaid dividends;

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beginning in 2022, will automatically convert into common stock in the event that the closing price of the common stock is at least $4.00 for 20 consecutive trading days  with a minimum average trading volume of at least 25,000 shares for such period.

Effective February 25, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation to provide that the Company’s Series A Preferred Stock will not participate in dividends payable in shares of Series B Preferred Stock to the holders of the Series B Preferred Stock, and to provide that the liquidation amount payable to the holders of Series A Preferred Stock will be paid following payment of the liquidation amount due to holders of Series B Preferred Stock pursuant to the Certificate of Designation of Series B Preferred Stock.

Item 8.01 Other Events.

On March 1, 2016, the Company issued a press release regarding the Series B transaction, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

3.1

Certificate of Amendment to Certificate of Incorporation

3.2

Certificate of Designation of Series B Preferred Stock

10.1

Form of Agreement

99.1

Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIATAR CTC SOLUTIONS INC.

Dated: March 1, 2016
	By:	/s/ Ilan Reich
	Name:	Ilan Reich
	Title:	Chief Executive Officer

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